Exhibit 99.01

SRAX Announces Receipt of Nasdaq Listing Determination;

Company to Request Hearing and Further Stay

WESTLAKE VILLAGE, CA, October 20, 2022 (GLOBE NEWSWIRE) — SRAX, Inc. (NASDAQ: SRAX), a financial technology company that unlocks data and insights for publicly traded companies, today announced that on October 14, 2022, the Company received notice from the Nasdaq Listing Qualifications Staff (the “Staff”) indicating that the Staff had determined to delist the Company’s securities from Nasdaq unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”). The Staff’s determination was based upon the Company’s non-compliance with the filing requirement set forth in Nasdaq Listing Rule 5250(c)(1). On October 12, 2022, the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 with the Securities and Exchange Commission (the “SEC”); however, the Company has not yet filed the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 with the SEC.

The Company plans to timely request a hearing before the Panel and, in accordance with Nasdaq Listing Rule 5815(a)(1)(B), a stay of any further suspension or delisting action by Nasdaq at least pending the issuance of a decision and the expiration of any extension that may be granted by the Panel following the hearing.

At the hearing, the Company will present its plan to evidence compliance with the Filing Requirement and request an extension of time to do so. The Company is diligently working to file all necessary periodic reports with the SEC as soon as practicable; however, there can be no assurance that the Panel will determine to continue the Company’s listing on Nasdaq or that the Company will be able to timely satisfy the terms of any extension that may be granted by the Panel as a result of the hearing.

About SRAX

SRAX (NASDAQ: SRAX) is a financial technology company that unlocks data and insights for publicly traded companies. Through its premier investor intelligence and communications platform, Sequire, companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX, visit srax.com and mysequire.com.

Cautionary Statement Regarding Forward-Looking Information:

This news release contains “forward-looking statements’’ made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in our business, and our need for future capital. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in SRAX’s periodic reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Reports on Form 10-Q as well as and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact

Investors@srax.com